UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012
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FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-23976 (Commission File Number)	54-1232965 (IRS Employer Identification No.)

112 West King Street Strasburg, Virginia (Address of principal executive offices)	22657 (Zip Code)

Registrant’s telephone number, including area code: (540) 465-9121

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 7, 2012, the Board of Directors (the “Board”) of First National Corporation (the “Company”) adopted an Executive Incentive Plan (the "Plan") to reward certain executive officers for achieving performance goals.  The Plan is a multiple-year Plan and shall remain in effect until the Board deems otherwise.  Participation is limited to those employees selected by the Chief Executive Officer and approved by the Compensation Committee of the Board each Plan year.  Dennis A. Dysart, M. Shane Bell and Marshall Beverley were selected to participate in the Plan along with certain other executive officers, effective January 1, 2012.

Under the Plan, the Board is responsible for establishing and approving annual performance objectives for the Company and Plan participants, based upon such criteria as may be recommended by the Chief Executive Officer, and the award formula by which all incentive awards under the Plan are calculated.  Plan participants are entitled to a distribution under this Plan if, upon the approval of the Board, the Plan award is earned as a result of the attainment of Plan performance objectives and the participant is employed on the payment date.  Awards shall be paid on or after January 1 of the year following the performance period, and no later than March 15 of the year following the performance period.

In the event of a participant’s termination of employment for any reason, including due to death, permanent disability or retirement, any unpaid awards (including any earned but unpaid awards) shall be forfeited by such participant.  The Company has the right to recover compensation that the Company determines, in its sole discretion, was unjustly paid to an employee under the Plan.  The Board reserves the right to amend or terminate the Plan at any time.

The Plan is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Executive Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL CORPORATION
(Registrant)

Date: November 14, 2012	By:	M. Shane Bell
M. Shane Bell
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Incentive Plan.